Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main
+1 215 994 2222 Fax
www.dechert.com

June 4, 2013

B&G Foods, Inc.

Four Gatehall Drive, Suite 110

Parsippany, New Jersey 07054

Re:                             Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-188695)

Gentlemen and Ladies:

We have acted as special counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors listed on Schedule A hereto (each, a “Subsidiary Guarantor”) in connection with the preparation and filing of a Registration Statement on Form S-3 (Registration No. 333-188695) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on May 20, 2013 and became automatically effective on that date; the preliminary prospectus supplement dated May 20, 2013, relating to (a) the proposed issuance by the Company of $700,000,000 aggregate principal amount of 4.625% Senior Notes due 2021 (the “Notes”) and (b) the proposed issuance by the Subsidiary Guarantors of guarantees of the Notes (the “Subsidiary Guarantees”), taken together with the Company’s final base prospectus dated May 20, 2013 (the “Base Prospectus”), as filed with the Commission under Rule 424(b)(5) (collectively, the “Preliminary Prospectus”); and the final prospectus supplement dated May 20, 2013, relating to the Notes and the Subsidiary Guarantees, together with the Base Prospectus, as filed with the Commission under Rule 424(b)(5) (collectively, the “Prospectus”).  The Company will sell the Notes pursuant to the Underwriting Agreement substantially in the form filed as Exhibit 1.1 (the “Underwriting Agreement”) to the Current Report on Form 8-K filed by the Company with the Commission on May 21, 2013 to the respective underwriters named in the Underwriting Agreement (the “Underwriters”).  The Notes and the Subsidiary Guarantees will be issued under an Indenture to be dated as of the date hereof, to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to be dated as of the date hereof, to be entered into among the Company, the Subsidiary Guarantors and the Trustee (as supplemented, the “Indenture”).

In connection with this opinion letter, we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement,

the Preliminary Prospectus and the Prospectus; (ii) the Certificate of Incorporation or Declaration of Trust of the Company and each of the Subsidiary Guarantors (as amended to date), as applicable; (iii) the bylaws of the Company and each of the Subsidiary Guarantors (as amended to date), as currently in effect; (iv) the Underwriting Agreement; (v) the form of Indenture, (vi) the form of Notes (including the Subsidiary Guarantees) and (vii) minutes evidencing corporate action of the Company authorizing the issuance and sale of the Notes and the Subsidiary Guarantors.

In examining the documents described in the foregoing paragraph, we have assumed the genuineness of all signatures and the authenticity of all agreements, records, documents, instruments and certificates submitted to as originals and the conformity with the originals of all agreements, records, documents, instruments and certificates submitted to us as copies.  As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements (including representations in the Underwriting Agreement) of officers and representatives of the Company and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.  In making our examination of documents executed by parties other than the Company or the Subsidiary Guarantors, we have assumed that each such party has the power and authority to execute and deliver, and to perform and observe the provisions of, each such document to which it is a party and has duly authorized, executed and delivered each such document to which it is a party, and that each such document constitutes a valid and binding obligation of each party (other than the Company and the Subsidiary Guarantors) party thereto.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.                                  When (i) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) the Indenture has been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus and (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Notes will have been duly authorized and the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.                                  When (i) the Indenture has been qualified under the Trust Indenture Act, (ii) the Indenture has been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus, (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement and (v) the Subsidiary Guarantees have been duly authorized, executed and delivered by the Subsidiary Guarantors, the Subsidiary Guarantees will be valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

Any opinion set forth herein as to enforceability of obligations of the Company or any Subsidiary Guarantor is subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) provisions of law that may require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (iii) requirements that a judgment denominated other than in U.S. dollars in respect of a claim relating to the Notes or the Subsidiary Guarantees be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture, (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts or (iii) relates to waivers of rights of rights or defenses or any indemnification or contribution provisions.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the laws of the State of New York.  We are not members of the bar of the State of Delaware, nor do we purport to be experts in the laws of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the offer and sale of the Notes and the Subsidiary Guarantees. We assume no obligation to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company in respect of the offer and sale of the Notes and the Subsidiary Guarantees and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Schedule A

Subsidiary Guarantors

B&G Foods North America, Inc.

B&G Foods Snacks, Inc.

William Underwood Company